Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
STATEMENTS OF INCOME
HUNTINGTON BANCSHARES INCORPORATED AND SKY FINANCIAL
GROUP, INC.
The following Unaudited Pro Forma Condensed Combined Consolidated Statements of Income for the nine months ended September 30, 2007 and year ended December 31, 2006, combine the historical consolidated statements of income of Huntington Bancshares Incorporated and its subsidiaries (Huntington) and Sky Financial Group, Inc. and its subsidiaries (Sky Financial), giving effect to the merger as if the merger had become effective at January 1, 2006 as an acquisition by Huntington of Sky Financial using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.
The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements included herein are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the results of operations that would have occurred if the merger had been consummated on that date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined consolidated statements of income and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical financial statements and related notes thereto of Huntington and its subsidiaries and Sky Financial and its subsidiaries, such information and notes thereto incorporated by reference herein.
The historical consolidated statements of income for the nine months ended September 30, 2007 and year ended December 31, 2006, of Huntington and its subsidiaries and Sky Financial and its subsidiaries include a number of items that impacted the respective results for each company, including:
For the nine months ended September 30, 2007:
•	Huntington reported increased non-interest expense items because of costs incurred as part of the merger integration activities, most notably retention bonuses, outside programming services related to systems conversions, occupancy expenses, and marketing related to customer retention initiatives. These net merger costs were $40.7 million during the nine months ended September 30, 2007.

•	Huntington also reported net market related losses of $32.1 million during the nine months ended September 30, 2007. Net market related losses include the impact of mortgage servicing rights and related hedging activity, gains and losses from equity investing, net securities gains and losses, and the impact from the extinguishment of debt.
•	In anticipation of the merger, Sky Financial sold certain investment securities during the second quarter of 2007, resulting in a realized loss of $72.4 million.
For the year ended December 31, 2006:
•	Huntington recorded an $84.5 million reduction to federal income tax provision. As a result of the resolution of a federal income tax audit for the tax years 2002 and 2003, Huntington released previously established tax reserves and recognized a federal tax loss carryback.

•	Huntington utilized the excess capital resulting from the reduction to the federal income tax provision to restructure certain under-performing components of its balance sheet. Management’s actions included the review of $2.1 billion of securities for potential sale, the refinancing of a portion of its FHLB funding, and the sale of certain residential mortgage loans. Huntington recorded $73.3 million of securities losses, $4.4 million of losses on the early extinguishment of debt (recorded in other non-interest expense) and $0.9 million of losses on the sale of mortgage loans (recorded in mortgage banking income).

•	Huntington’s merger with Unizan Financial Corp. (Unizan) was completed on March 1, 2006. At the time of the acquisition, Unizan had assets of $2.5 billion, including $1.6 billion of loans and core deposits of $1.5 billion. Unizan results were only in the consolidated results for 10 months of 2006.

•	Sky Financial restructured its balance sheet to strengthen its capital ratios, maintain a sound interest rate risk position, and enhance the net interest margin following its acquisitions of Union Federal Bank and Perpetual Savings Bank by selling approximately $0.5 billion of securities and using the proceeds to pay down certain FHLB advances and other borrowings. This balance sheet restructuring resulted in $19.4 million of securities losses and $4.2 million of gains in other income in the fourth quarter of 2006.

•	On October 17, 2006, Sky Financial completed its acquisition of Union Federal Bank of Indianapolis (Union Federal) and its parent company, Waterfield Mortgage Company, Inc., Ft. Wayne, Indiana. Sky Financial purchased Waterfield’s retail and commercial banking business conducted primarily through Union Federal Bank, which added approximately $2.3 billion in assets. Union Federal results were only included in the 2006 consolidated results for 2.5 months.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

HUNTINGTON BANCSHARES INCORPORATED AND SKY FINANCIAL GROUP, INC.
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
For the nine months ended September 30, 2007
(in thousands except number of shares)

	Huntington	Sky	Pro Forma	Pro Forma
	Historical(1)	Historical(2)	Adjustments	Combined
Interest income:
Interest and fee income on loans (See Note 2)	$1,678,977	$490,540	$22,038	$2,191,555
Interest and fee income on securities (See Note 2)	184,672	73,376	5,475	263,523
Other interest income	64,916	2,682	—	67,598

Total interest income	1,928,565	566,598	27,513	2,522,676

Interest expense:
Interest expense on deposits (See Note 2)	715,321	212,613	—	927,934
Interest expense on borrowings (See Note 2)	294,666	64,152	7,387	366,205

Total interest expense	1,009,987	276,765	7,387	1,294,139

Net interest income	918,578	289,833	20,126	1,228,537
Provision for credit losses	131,546	39,524	—	171,070

Net interest income after provision for credit losses	787,032	250,309	20,126	1,057,467

Service charges on deposit accounts	172,917	43,639	—	216,556
Trust services	86,220	14,017	—	100,237
Brokerage and insurance income	62,087	34,609	—	96,696
Other service charges and fees	49,176	11,600	—	60,776
Bank owned life insurance income	36,602	3,613	—	40,215
Mortgage banking income	26,102	12,697	—	38,799
Securities losses	(18,187)	(71,818)	—	(90,005)
Other income	91,127	23,263	—	114,390

Total non-interest income	506,044	71,620	—	577,664

Personnel costs	471,978	147,928	—	619,906
Outside data processing and other services	88,115	24,524	—	112,639
Net occupancy	72,659	19,427	—	92,086
Equipment	58,666	9,597	—	68,263
Marketing	29,868	8,722	—	38,590
Professional services	25,856	6,914	—	32,770
Telecommunications	15,989	4,448	—	20,437
Printing and supplies	11,657	2,747	—	14,404
Amortization of intangibles (See Note 2)	24,988	9,015	30,049	64,052
Other expense	72,516	38,761	—	111,277

Total non-interest expense	872,292	272,083	30,049	1,174,424

Income from continuing operations before income taxes	420,784	49,846	(9,923)	460,707
Provision for income taxes	106,338	16,322	(3,473)	119,187

Earnings from continuing operations	$314,446	$33,524	$(6,450)	$341,520

Average common shares — basic	279,171	117,522		365,597
Average common shares — diluted	282,014	118,463		368,440

Per common share
Net income — basic	$1.13	$0.29		$0.93
Net income — diluted	$1.12	$0.28		$0.93

(1) Huntington Historical amounts are for the nine-months ended September 30, 2007, and include Sky Financial’s results of operations since July 1, 2007.

(2) Sky Historical amounts are for the six-months ended June 30, 2007.

HUNTINGTON BANCSHARES INCORPORATED AND SKY FINANCIAL GROUP, INC.
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
For the Year ended December 31, 2006
(in thousands except number of shares)

	Huntington	Sky	Pro Forma	Pro Forma
	Historical	Historical	Adjustments	Combined
Interest income:
Interest and fee income on loans (See Note 2)	$1,777,599	$860,699	$44,076	$2,682,374
Interest and fee income on securities (See Note 2)	255,195	151,451	10,950	417,596
Other interest income	37,725	1,341	—	39,066

Total interest income	2,070,519	1,013,491	55,026	3,139,036

Interest expense:
Interest expense on deposits (See Note 2)	717,167	332,938	12,549	1,062,654
Interest expense on borrowings (See Note 2)	334,175	139,007	14,774	487,956

Total interest expense	1,051,342	471,945	32,702	1,550,610

Net interest income	1,019,177	541,546	27,703	1,588,426
Provision for credit losses	65,191	36,854	—	102,045

Net interest income after provision for credit losses	953,986	504,692	27,703	1,486,381

Service charges on deposit accounts	185,713	67,707	—	253,420
Trust services	89,955	24,279	—	114,234
Brokerage and insurance income	58,835	67,394	—	126,229
Bank owned life insurance income	43,775	6,317	—	50,092
Automobile operating lease income	43,115	—	—	43,115
Other service charges and fees	51,354	20,322	—	71,676
Mortgage banking income	41,491	23,141	—	64,632
Securities losses	(73,191)	(21,184)	—	(94,375)
Gains on sales of automobile loans	3,095	—	—	3,095
Other income	116,927	30,894	—	147,821

Total non-interest income	561,069	218,870	—	779,939

Personnel costs	541,228	243,281	—	784,509
Net occupancy and equipment	141,193	72,560	—	213,753
Professional and other outside services	105,832	36,142	—	141,974
Marketing	31,728	13,623	—	45,351
Automobile operating lease expense	31,286	—	—	31,286
Telecommunications	19,252	8,360	—	27,612
Printing and supplies	13,864	6,092	—	19,956
Amortization of intangibles (See Note 2)	9,962	15,803	76,931	102,696
Other expense	106,649	42,694	—	149,343

Total non-interest expense	1,000,994	438,555	76,931	1,516,480

Income before income taxes	514,061	285,007	(49,228)	749,840
Provision for income taxes	52,840	94,669	(17,230)	130,279

Net income	$461,221	$190,338	$(31,993)	$619,561

Average common shares — basic	236,699	110,107	10,790	357,596
Average common shares — diluted	239,920	110,954	10,873	361,747

Per common share
Net income — basic	$1.95	$1.73		$1.72
Net income — diluted	$1.92	$1.72		$1.70

HUNTINGTON BANCSHARES INCORPORATED AND SKY FINANCIAL
GROUP, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENTS OF INCOME
For the Nine Months Ended September 30, 2007 and Year Ended December 31,
2006
Note 1. Basis of Presentation
The merger was accounted for as an acquisition by Huntington of Sky Financial using the purchase method of accounting and, accordingly, the assets and liabilities of Sky Financial were recorded at their respective fair values on the date the merger was completed. The merger was effected by the issuance of Huntington $0.01 par value common stock to Sky Financial shareholders. Each share of Sky Financial common stock was exchanged for 1.098 shares of Huntington common stock plus cash consideration of $3.023. The shares of Huntington common stock issued to effect the merger were recorded at $23.85 per share. This amount was determined by averaging the closing price of shares of Huntington common stock over a five-day period beginning two days before the date the merger was announced and ending two days after the date the merger was announced. The pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed.
The pro forma financial information for the merger is included only for the nine month period ended September 30, 2007 and year ended December 31, 2006. The combined pro forma income statement for the nine month period ended September 30, 2007, includes Huntington’s historical results of operations for all nine months, and Sky Financial results of operations subsequent to the merger date, July 1, 2007.
The unaudited pro forma information is not necessarily indicative of the results of income or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.
Certain reclassifications have been made to the income statement of Sky Financial to conform to Huntington’s presentation.
Note 2. Pro Forma Statement of Income
The pro forma condensed combined consolidated statements of income for the nine months ended September 30, 2007 and year ended December 31, 2006, include adjustments for the accretion / amortization of fair value adjustments made to loans, securities, interest-bearing deposits and long-term borrowings. They also include an adjustment for the amortization of the estimated identifiable intangible assets. The amortization or accretion of the purchase accounting adjustments made to securities, loans, interest-bearing deposits, and long-term borrowings is based on the weighted average maturities, using the interest method for recognition. The amortization of identifiable intangible assets was estimated using a 10 to 16 year, sum-of-the-years digits method. Using this method, amortization is expected to be $92.7 million in the first year, $78.1 million in the second year, $54.0 million in the third year, $42.3 million in the fourth year, $33.0 million in the fifth year, and $74.2 million thereafter. The adjustment for pro forma amortization expense for the nine month period ended September 30, 2007, includes $39.1 million of new amortization expense less Sky Financial’s historical amortization expense of $9.0 million. The adjustment for pro forma amortization expense for the year ended December 31, 2006, includes $92.7 million of new amortization expense less Sky Financial’s historical amortization expense of $15.8 million.

			Estimated	Estimated
	Estimated	Estimated	six month	twelve month
	Adjustment	Weighted	Increase/	Increase/
	for Fair	Average	(Decrease)	(Decrease)
	Value	Life (in years)	to income	to income
Accretion/amortization of fair value adjustments
Loans	$119,005	2.7	$22,038	$44,076
Securities	32,850	3.0	5,475	10,950
Deposits	(12,549)	0.7	—	(12,549)
Borrowings	12,955	7.0	926	1,851

Total accretion/amortization of fair value adjustments			$28,439	$44,328

The estimated restructuring and merger-related expenses discussed in Note 3 are not included in the pro forma statement of income since they will be recorded in the combined results of income as they are incurred after completion of the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented.
Additionally, Huntington currently estimates that it will realize approximately $115 million in annual cost savings following the merger, which Huntington expects to be phased in subsequent to the merger, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not fully reflected in the pro forma financial information.
The impact of conforming Sky Financial’s accounting policy to reflect the adoption of FASB Statement No. 156 has not been included in the pro forma financial results as the impact on the income statement is not material.
Huntington issued $250 million in new debt in connection with the merger. This new debt qualifies as bank regulatory capital and has an interest rate of 6.65%, resulting in an increase to annual interest expense of $16.6 million.

Note 3. Merger Costs
In connection with the merger, Huntington and Sky Financial have developed their plans to consolidate the operations of Huntington and Sky Financial. Huntington and Sky Financial have assessed the two companies’ personnel, benefit plans, premises, equipment, computer systems and service contracts and determined where we may take advantage of redundancies or where it may be beneficial or necessary to convert to one system.
Certain decisions arising from these assessments involved, among other things, involuntary termination of Sky Financial’s employees, vacating Sky Financial’s leased premises, terminating contracts between Sky Financial and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by Sky Financial. The costs associated with such decisions will be recorded as purchase accounting adjustments, which have the effect of increasing the amount of the purchase price allocable to excess purchase price. It is expected that all such costs will be identified and recorded within one year of completion of the merger and all such actions required to effect these decisions would be taken within one year after finalization of these plans.
In addition to decisions regarding Sky Financial’s employees and activities, certain decisions were made to, among other things, involuntarily terminate Huntington employees, vacate Huntington leased premises, cancel contracts and sell or otherwise dispose of certain premises, furniture and equipment owned by Huntington. These exit and disposal costs have been recorded in accordance with Financial Accounting Standards Board Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, in the results of income of the combined company in the period incurred. Huntington has also incurred merger-related expenses in the process of combining the operations of the two companies. These merger-related expenses include system conversion costs, employee retention arrangements and costs of incremental communications to customers and others.
It is expected that the exit and disposal costs, along with the merger-related costs, will be incurred over a two-year period after completion of the merger. For the nine month period ended September 30, 2007, these merger related costs total $40.7 million. It is anticipated that the total merger costs for Huntington will approximate $55 million to $65 million. Other merger costs were recorded by Sky Financial or were recorded as purchase accounting adjustments. We have not included an estimate for these in the pro forma statement of income since these costs will be recorded in the combined results of income as they are incurred after completion of the merger and are not indicative of what the historical results of Huntington would have been had Huntington and Sky Financial actually been combined during the periods presented.